KELLWOOD COMPANY ELECTS ROBERT SIEGEL NEW BOARD MEMBER

St. Louis, MO October 29, 2007 - Kellwood Company (NYSE: KWD) has elected Robert (Bob) Siegel to the Company’s Board of Directors effective November 1, 2007, according to Robert C. Skinner, Jr., chairman, president and chief executive officer.

A seasoned executive with over 40 years in the retail and apparel industry, Siegel brings an extensive background in management consulting and firsthand brand building experience. He is currently the chairman, president and chief executive officer of Lacoste-USA. Since joining Lacoste in 2002, he has successfully repositioned the brand in the United States, making it one of the company’s number one markets from a financial and marketing perspective.

Prior to this post, Siegel held several executive leadership roles. At Kurt Salmon Associates, Inc. where he worked as an advisor to global retailers and apparel manufacturers, he held the post of managing director/consultant. He also served as chairman, president and CEO at Stride Rite Corporation, and as president of all designer brands at Levi Strauss & Company, where he ascended to president of menswear. While at Levi Strauss & Company, he created and introduced the Dockers brand.

“On behalf of the Kellwood Board of Directors and our entire management team, I want to welcome Bob. He is a proven leader with an impressive track record and notable career. We look forward to benefiting from his insight and guidance,” commented Skinner.

He succeeds Robert Baer who retired from the Board in June 2007. Kellwood’s Board has nine directors: eight independent directors and one management director. He will become a member of the compensation committee.

ABOUT KELLWOOD COMPANY

Kellwood Company (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label product, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

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MEDIA CONTACT: Donna B. Weaver, Kellwood Company, 212-329-8072 or donna.weaver@kellwood.com.